Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES A PREFERRED STOCK

of

X-RITE, INCORPORATED

Pursuant to Section 302 of the Michigan Business Corporation Act:

I, Thomas J. Vacchiano Jr., President and Chief Executive Officer of X-RITE, INCORPORATED, a corporation organized and existing under the Michigan Business Corporation Act (the “Corporation”), in accordance with the provisions of Section 302 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors on August 17, 2009, adopted the following resolution, effective August 18, 2009, creating a series of preferred stock designated as “Series A Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Incorporation, as amended, a series of Series A Preferred Shares of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation; Number of Series A Preferred Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock, par value Ten Cents ($0.10) per share, of the Corporation a series of Preferred Stock designated the “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 84,729.26362 shares (each, a “Series A Preferred Share”), of which 41,561.22312 shares shall be initially issued as of the Exchange Effective Date and 43,168.04050 shares shall be reserved exclusively for the payment of dividends “in kind” in accordance with this Certificate. The Series A Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in this Certificate. Subject to Section 9(d) and 9(e), such number of Series A Preferred Shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of Series A Preferred Shares then outstanding; provided, further, that the Company shall not issue any Series A Preferred Shares (other than the Series A Preferred Shares initially issued as of the Exchange Effective Date and dividends paid “in kind” in accordance with this Certificate) before the Shareholder Meeting or from and after, or upon, a Trigger Event. Each Series A Preferred Share shall be identical in all respects to every Series A Preferred Share. The Corporation shall have the authority to issues fractions of Series A Preferred Shares.

Section 2. Ranking. The Series A Preferred Shares will rank equally with Parity Shares, if any, and will rank senior to Junior Shares, in each case, with respect to the payment of dividends and/or the distribution of assets upon a Liquidation Event.

Section 3. Definitions. The following terms shall have the meanings set forth below when used in this Certificate:

“Additional Directors” means either (i) four additional directors (if no such additional director replaces an existing director), (ii) three additional directors (if one of such additional directors replaces an existing director) or (iii) two additional directors (if both such additional directors replace existing directors), as may be determined by the Majority Holders in accordance with Section 9(b).

“Additional Dividend Accrual Date” shall have the meaning set forth in Section 4(b).

“Additional Dividends” shall have the meaning set forth in Section 4(b).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Cash Fundamental Change” means a Fundamental Change in which, as a result of or in connection therewith, all holders of the Common Stock are entitled to exchange their Common Stock only for all-cash proceeds.

“Certificate” means this Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Corporation.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on NASDAQ on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on NASDAQ on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by an Independent Financial Expert retained by the Corporation for this purpose.

All references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on NASDAQ shall be such closing sale price and last reported sale price as reflected on the website of NASDAQ (http://www.nasdaq.com).

“Common Stock” means the common stock, par value Ten Cents ($0.10) per share, of the Corporation.

“Control Investment Affiliate” means, with respect to any specified Person, any other Person that (i) directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person and (ii) is organized by such specified Person primarily for the purpose of making equity or debt investments in one or more companies.

“Corporation” shall have the meaning set forth in the introductory paragraph of this Certificate.

“director” means a member of the Board of Directors.

“Dividend Payment Date” means the Quarterly Dividend Payment Date or Participating Dividend Payment Date, as applicable.

“Dividend Record Date” means the Quarterly Dividend Record Date or Participating Dividend Record Date, as applicable.

“Early Redemption Multiplier” means, as of any date on which the Corporation redeems or repurchases Series A Preferred Shares pursuant to Section 6(b) or Section 7, the applicable percentage set forth opposite such date below:

Date of Applicable Redemption	Applicable Percentage
Prior to October 25, 2010	107%

From and after October 25, 2010 through and including October 24, 2011	105%

From and after October 25, 2011 through and including October 24, 2012	103%

From and after October 25, 2012 through and including October 24, 2013	101%

From and after October 25, 2013	100%

“Event of Default” means (i) any Event of Default (as defined in the Existing Second Lien Credit Agreement), (ii) any Event of Default (as defined in the Modified Second Lien Credit Agreement), or (iii) the occurrence of any fact, circumstance or event which, after giving effect to all applicable grace and cure periods, would have constituted an Event of Default (as defined in the Existing Second Lien Credit Agreement) or an Event of Default (as defined in the Modified Second Lien Credit Agreement) but for a modification, amendment or waiver thereof after the Exchange Effective Date, unless such modification, amendment or waiver is consented to by the Majority Holders. For the avoidance of doubt, an Event of Default shall also include any Significant Event of Default.

“Event of Noncompliance” means the Corporation’s failure to (i) declare or pay any dividend on the Series A Preferred Shares on any date that a dividend is required to be declared or paid hereunder, (ii) in accordance with this Certificate, make an offer to repurchase the Series A Preferred Shares that the Corporation is obligated to make hereunder or (iii) in accordance with this Certificate, redeem or repurchase or make any payment with respect to the redemption or repurchase of any Series A Preferred Shares that the Corporation is obligated to make hereunder, in any case, whether or not the making of such payment or offer, as the case may be, is legally permissible or is prohibited by any agreement to which the Corporation is subject, and irrespective of the reason or cause for any such Event of

Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

“Exchange” means the consummation of the transactions contemplated by the Exchange Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated August 18, 2009, among the Corporation, OEP, Sagard and Tinicum.

“Exchange Effective Date” means the Closing Date as defined in the Exchange Agreement.

“Existing Second Lien Credit Agreement” means that certain Second Lien Credit and Guaranty Agreement, dated October 24, 2007, by and among the Corporation and the other parties thereto, as in effect on the Exchange Effective Date (as it may be amended, modified or supplemented from time to time, solely, with the prior written consent of the Majority Holders; provided, that the Company shall use reasonable efforts to provide three Business Days prior notice to all Holders of any such proposed consent prior to its adoption; provided, further that the Company shall promptly provide, to all Holders who have not provided such prior written consent, written notice of such amendment, modification or supplement that has been consented to by the Majority Holders).

“Fair Market Value” means

(i) in the case of cash, the amount thereof;

(ii) in the case of shares of stock where, at least thirty (30) days prior to the issuance thereof, other shares of the same class had been listed on NASDAQ (or another U.S. national securities exchange that is the primary market for the trading of the Common Stock), the VWAP of such stock for the five consecutive Trading Days immediately preceding the day as of which Fair Market Value is being determined;

(iii) in the case of shares of stock where, at least thirty (30) days prior to the issuance thereof, other shares of the same class had not been listed on NASDAQ (or another U.S. national securities exchange that is the primary market for the trading of the Common Stock), but had been listed in the over-the-counter market as reported by Pink Sheets LLC or similar organization, the VWAP of such stock for the five consecutive trading days on which shares of such stock have traded on such over-the-counter market immediately preceding the day as of which Fair Market Value is being determined; or

(iv) in the case of securities not covered by clause (ii) or (iii) above and in the case of other property not covered by clause (i), (ii) or (iii) above, the Fair Market Value of such securities or other property, as the case may be, shall be determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming, in the case of securities, such securities are fully distributed and in each case, such securities or other property are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

“First Lien Credit Agreement” means that certain First Lien Credit and Guaranty Agreement, dated October 24, 2007 (unless otherwise identified, as amended, modified or supplemented from time to time), by and among the Corporation and the other parties thereto.

“Freely Tradable” means, with respect to Common Stock as of any date, such Common Stock which is (i) listed on NASDAQ or other national securities exchange that is the primary market for the trading of the Common Stock and (ii) immediately resalable by the Holders or their respective Affiliates pursuant to an effective registration statement, subject only to applicable securities laws and the Corporation’s then applicable insider trading policy.

“Fundamental Change” means the occurrence, at any time after the closing of the Exchange, of any of the following:

(i) (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, (A) shall have acquired beneficial ownership of thirty-five percent (35%) or more on a fully diluted basis of the voting and/or economic interest in the capital stock of the Corporation) or (B) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body); (b) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) cease to be occupied by Persons who were nominated for election by the Board of Directors (or similar governing body), a majority of whom were directors on October 28, 2008 or whose election or nomination for election was previously approved by a majority of such directors; or (c) any “change of control” or similar event under the First Lien Credit Agreement or Existing Second Lien Credit Agreement has occurred; or

(ii) the Corporation enters into any transaction of merger or consolidation (except that a Person may be merged with or into the Corporation so long as the Corporation is the continuing or surviving Person), becomes subject to any Liquidation Event, or conveys, sells, leases, subleases (as lessor or sublessor), exchanges, transfers or otherwise disposes of, in one transaction or a series of transactions, all or substantially all of the business, assets or property of the Corporation.

“Fundamental Change Price” shall have the meaning set forth in Section 7(b).

“Holders” means each Person in whose name Series A Preferred Shares are registered, which may be treated by the Corporation as the absolute owner of the Series A Preferred Shares for the purpose of making payment and for all other purposes.

“Indebtedness” shall have the meaning set forth in the Existing Second Lien Credit Agreement.

“Independent Financial Expert” means a nationally recognized investment banking firm mutually agreed by the Corporation and Majority Holders, which firm does not have a material financial interest or other material economic relationship with either the Corporation or Majority Holders or their Affiliates. If the Corporation and Majority Holders are unable to agree on an Independent Financial Expert, the Corporation and Majority Holders shall each promptly choose a separate nationally recognized investment banking firm and such two nationally recognized investment banking firms shall promptly choose a third nationally recognized investment banking firm that shall not have a material financial interest or other material economic relationship with either the Corporation or Majority Holders or their Affiliates, which firm shall serve as the “Independent Financial Expert”.

“Initial Holders” means the Holders on the Exchange Effective Date, which shall be OEP, Sagard and Tinicum, together with their respective Affiliates.

“Irrevocable Date” shall have the meaning set forth in Section 6(c)(ii).

“Junior Shares” means the Common Stock and any other class or series of shares of capital stock of the Corporation now existing or hereafter authorized other than Parity Shares.

“Liquidation Event” means the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Mandatory Redemption Date” means January 23, 2014.

“Majority Holders” means the Holder or Holders of a majority of the Series A Preferred Shares then outstanding.

“Majority Initial Holders” shall have the meaning set forth in Section 9(c)(i).

“Modified Second Lien Credit Agreement” means that certain Second Lien Credit and Guaranty Agreement, dated October 24, 2007 (as amended, modified or supplemented from time to time), by and among the Corporation and the other parties thereto.

“NASDAQ” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.

“New Preferred Stock” shall have the meaning set forth in Section 11(a).

“No-Proceeds Fundamental Change” means a Fundamental Change other than a Cash Fundamental Change or Stock Fundamental Change.

“OEP” means OEPX, LLC, a Delaware limited liability company.

“Offer Period” means the period beginning on the date of the receipt by Holders of a Repurchase Notice from the Corporation and ending on the later of (i) 30 days following receipt by Holders of such Repurchase Notice and (ii) if applicable, the date of the consummation, or announcement of cancellation, of the transaction identified in, or requiring delivery of, the Repurchase Notice.

“Optional Redemption” shall have the meaning set forth in Section 6(b)(i).

“Optional Redemption Date” means the date, which shall be set forth in the Optional Redemption Notice, on which all Series A Preferred Shares shall be redeemed by the Corporation pursuant to an Optional Redemption, which date, for the avoidance of doubt, shall not be less than 14 days nor more than 60 days after the Optional Redemption Notice Date.

“Optional Redemption Exercise Date” means the date that is 6 months after the Exchange Effective Date.

“Optional Redemption Notice Date” means the date on which notice is delivered to Holders in connection with an Optional Redemption.

“Optional Redemption Price” means, for each Series A Preferred Share, as of the Optional Redemption Date, the sum of (i) the Stated Amount multiplied by the Early Redemption Multiplier as of the Optional Redemption Date, (ii) all accrued and unpaid dividends, whether or not declared, as of the Optional Redemption Date and (iii) from and after the occurrence of, or upon, a Trigger Event, if any, the Participation Amount as of the Optional Redemption Date.

“Parity Shares” means any class or series of shares of capital stock of the Corporation hereafter authorized that, subject to Section 9(d) and 9(e), ranks equally with the Series A Preferred Shares in the payment of dividends or in the distribution of assets upon any Liquidation Event.

“Participating Dividend” shall have the meaning set forth in Section 4(c).

“Participating Dividend Payment Date” shall have the meaning set forth in Section 4(c).

“Participating Dividend Record Date” shall have the meaning set forth in Section 4(c).

“Participation Amount” means, as of any date from and after the occurrence of, or upon, a Trigger Event, if any, an amount equal to the number obtained by multiplying the Participation Amount Multiplier by the Trading Price as of such date; provided, that if the Corporation calculates the Trading Price based on the amounts payable pursuant to clause (iii)(A)(y) or (iii)(A)(z) of the definition of “Trading Price”, and as a result of subsequent events, a higher Trading Price would have been calculated by the Corporation pursuant to clause (iii)(A)(x) of the definition of “Trading Price” with respect to such Fundamental Change had such events existed at the time that the Trading Price had originally been determined, contemporaneously with the occurrence of such subsequent events, the Corporation shall pay to the Holders the difference between the Participation Amount previously paid (which amount was based on a calculation using clause (iii)(A)(y) or (iii)(A)(z) of the definition of “Trading Price”) and the Participation Amount that it would have paid had it calculated the “Trading Price” pursuant to clause (iii)(A)(x) of the definition of Trading Price (assuming that such subsequent events had occurred at such earlier time).

“Participation Amount Multiplier” means, on any date of determination, 7,500,000 (as may be adjusted in accordance with Section 10), divided by, the sum of (x) the total number of Series A Preferred Shares outstanding on such date and (y) the number of Series A Preferred Shares repurchased by the Corporation in accordance with this Certificate at any time prior to such date (plus the number of Series A Preferred Shares that would have been issued as dividends paid “in kind” with respect to the Series A Preferred Shares repurchased had such Series A Preferred Shares remained outstanding). Any such adjustment to the Participation Amount Multiplier shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Payment Date” shall have the meaning set forth in Section 8(b).

“Permitted Holders” means, collectively, OEP, Sagard, Tinicum and their respective Control Investment Affiliates.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures or other similar arrangements (whether in corporate, partnership or other legal form), associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Quarterly Dividend” shall have the meaning set forth in Section 4(a)(i).

“Quarterly Dividend Payment Date” shall have the meaning set forth in Section 4(a)(i).

“Quarterly Dividend Period” shall have the meaning set forth in Section 4(a)(i).

“Quarterly Dividend Record Date” shall have the meaning set forth in Section 4(a)(i).

“Redemption Amount” shall have the meaning set forth in Section 6(c)(i).

“Redemption Date” shall have the meaning set forth in Section 6(c)(i).

“Redemption Notice” shall have the meaning set forth in Section 6(c)(i).

“Repurchase Date” shall have the meaning set forth in Section 7(d).

“Repurchase Notice” shall have the meaning set forth in Section 7(d).

“Repurchase Offer” shall have the meaning set forth in Section 7(a).

“Restated Articles of Incorporation” means the Corporation’s Restated Articles of Incorporation, as amended.

“Sagard” means Sagard Capital Partners, L.P., a Delaware limited partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Series A Preferred Liquidation Amount” shall have the meaning set forth in Section 5(a).

“Series A Preferred Share” shall have the meaning set forth in Section 1.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Shareholder Approval” means the approval of the Shareholder Proposal by a majority of the votes cast by holders of the Common Stock entitled to vote at the Shareholder Meeting.

“Shareholder Meeting” means the special meeting of the holders of Common Stock of the Corporation called for the purpose of approving the Shareholder Proposal, and any adjournments or postponements thereof.

“Shareholder Proposal” means the Corporation’s proposal to the Corporation’s shareholders to approve the issuance of shares of Common Stock upon exercise of the Warrants in accordance with the Exchange Agreement.

“Significant Event of Default” means (i) any Event of Default (as defined in the Existing Second Lien Credit Agreement) or any Event of Default (as defined in the Modified Second Lien Credit Agreement), in each case, pursuant to Sections 8.1(a), 8.1(c), 8.1(f), 8.1(g) or 8.1(m) under the Existing Second Lien Credit Agreement or the Modified Second Lien Credit Agreement (as applicable) or (ii) the occurrence of any fact, circumstance or event which, after giving effect to all applicable grace and cure periods, would have constituted an Event of Default (as defined in the Existing Second Lien Credit Agreement) or an Event of Default (as defined in the Modified Second Lien Credit Agreement), in each case, pursuant to Sections 8.1(a), 8.1(c), 8.1(f), 8.1(g) or 8.1(m) under the Existing Second Lien Credit Agreement or the Modified Second Lien Credit Agreement (as applicable) but for a modification, amendment or waiver thereof after the Exchange Effective Date, unless such modification, amendment or waiver is consented to by the Majority Holders.

“Special Voting Right” shall have the meaning set forth in Section 9(b)(i).

“Stated Amount” means the stated amount of One Thousand Dollars ($1,000) per Series A Preferred Share.

“Stock Fundamental Change” means a Fundamental Change in which, as a result of or in connection therewith, all holders of the Common Stock are entitled to exchange their Common Stock for all-stock proceeds or a combination of stock and cash proceeds.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tinicum” means Tinicum Capital Partners II, L.P., a Delaware limited partnership, Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, and Tinicum Capital Partners II Executive Fund L.L.C., a Delaware limited liability company.

“Trading Day” means a day on which the shares of Common Stock (i) are not suspended from trading on NASDAQ or any other national securities exchange that is the primary market for the trading of the Common Stock at the close of business and (ii) have traded at least once on NASDAQ or such other national securities exchange.

“Trading Price” means:

(i) with respect to any determinations to be made hereunder in connection with the Series A Preferred Liquidation Amount upon the occurrence of any Liquidation Event pursuant to Section 5(a), the VWAP for the 20 consecutive Trading Days immediately prior to the date of such Liquidation Event.

(ii) with respect to any determinations to be made hereunder in connection with redemption of Series A Preferred Shares upon the Mandatory Redemption Date pursuant to Section 6(a), the VWAP for the 20 consecutive Trading Days immediately prior to the Mandatory Redemption Date;

(iii) with respect to any determinations to be made hereunder in connection with the redemption or repurchase of Series A Preferred Shares upon the occurrence of a Fundamental Change pursuant to Section 6 or Section 7, as the case may be, in the case of (A) a Cash Fundamental Change or a Stock Fundamental Change, the highest of (x) the Fair Market Value of the aggregate consideration paid to the holders of Common Stock on account of a share of Common Stock in connection with such Cash

Fundamental Change or Stock Fundamental Change, as the case may be, (y) the VWAP for the 20 consecutive Trading Days which are immediately prior to the announcement of a transaction or execution of an agreement that could result in such Cash Fundamental Change or Stock Fundamental Change, as the case may be, and (z) the VWAP for the 20 consecutive Trading Days which are immediately prior to the date of payment and which, if applicable, follow the date of announcement of a transaction or execution of an agreement that could result in such Cash Fundamental Change or Stock Fundamental Change, as the case may be (provided, that in the case of this clause (z), if the number of consecutive Trading Days from and after the announcement of a transaction or execution of an agreement that could result in a Cash Fundamental Change or Stock Fundamental Change, as the case may be, up to but not including the date of such Cash Fundamental Change or Stock Fundamental Change, as the case may be, is less than 20, then the VWAP for such lesser number of consecutive Trading Days shall be used instead) and (B) a No-Proceeds Fundamental Change, the VWAP for 20 consecutive Trading Days immediately prior to the No-Proceeds Fundamental Change and which, if applicable, follow the date of announcement of a transaction or execution of an agreement that could result in such No-Proceeds Fundamental Change (provided, that if the number of consecutive Trading Days from and after the announcement of a transaction or execution of an agreement that could result in such No-Proceeds Fundamental Change by the Corporation up to but not including the date of such No-Proceeds Fundamental Change is less than 20, then the VWAP for such lesser number of consecutive Trading Days shall be used instead); and

(iv) with respect to any determinations to be made hereunder in connection with the redemption of Series A Preferred Shares upon the occurrence of an Optional Redemption Date pursuant to Section 6(b), the VWAP for the 20 consecutive Trading Days immediately prior to the Optional Redemption Notice Date.

“Trigger Event” means (a) the failure of the Corporation to obtain the Shareholder Approval at the Shareholder Meeting or (b) at any time prior to the Shareholder Meeting, the occurrence of a Liquidation Event or any event requiring the Corporation to redeem, repurchase, or offer to repurchase any Series A Preferred Shares.

“VWAP” means, for any period, the per share volume-weighted average price of Common Stock for each Trading Day in such period as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XRIT <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading on the first Trading Day in such period until the scheduled close of trading on the last Trading Day in such period (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock for such period determined, using a volume weighted average method, by an Independent Financial Expert).

“Warrants” means common stock purchase warrants granted as of the Exchange Effective Date to the Initial Holders, representing the right, conditioned upon the receipt of Shareholder Approval, for the holders thereof to acquire an aggregate of 7,500,000 shares of Common Stock (subject to adjustment as set forth in the Warrants) upon the exercise of such Warrants, in accordance with the terms thereof.

Section 4. Dividends.

(a) Quarterly Dividends. (i) From and after the date of issuance of any Series A Preferred Shares, Holders shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee thereof, and the Board of Directors shall declare cumulative dividends on the sum of the Stated Amount and all accrued and unpaid dividends for all prior Quarterly Dividend Periods, computed in the manner set forth in Section 4(a)(ii) below, payable quarterly in arrears (the “Quarterly Dividends”) on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2009; provided, however, if any such day is not a Business Day, then payment of any Quarterly

Dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such Quarterly Dividend will occur on the immediately preceding Business Day (each such day on which Quarterly Dividends are payable, after giving effect to this proviso if applicable, a “Quarterly Dividend Payment Date”). The Corporation shall take all actions required or permitted under law to permit the payment of the Quarterly Dividends and shall declare and pay such Quarterly Dividends as provided in this Section 4(a). The period from and including the date of issuance of the Series A Preferred Shares or any Quarterly Dividend Payment Date to, but excluding, the next Quarterly Dividend Payment Date is a “Quarterly Dividend Period”. It is understood that the number of days on which Quarterly Dividends may accrue in any Quarterly Dividend Period may increase or decrease pursuant to the proviso in the third preceding sentence, but no interest or other payment shall be due in respect of any payment date deferral pursuant to such proviso. The record date for payment of Quarterly Dividends on the Series A Preferred Shares will be March 15, June 15, September 15 and December 15, respectively, preceding the applicable Quarterly Dividend Payment Date (a “Quarterly Dividend Record Date”). The amount of Quarterly Dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(ii) Quarterly Dividends with respect to each Series A Preferred Share shall be cumulative and shall accrue (whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment thereof), at 14.375% per annum, compounded on each Quarterly Dividend Payment Date, on the sum of the Stated Amount plus all accrued and unpaid dividends for all prior Quarterly Dividend Periods for each Series A Preferred Share from its date of issuance until such time as it is either redeemed or repurchased, as the case may be, pursuant to Section 6 or Section 7, or upon a payment of the Series A Preferred Liquidation Amount by the Corporation to the Holders of Series A Preferred Shares upon the occurrence of a Liquidation Event pursuant to Section 5. The amount of the Quarterly Dividend accrued on each Series A Preferred Share as of any Quarterly Dividend Payment Date will be the amount of any unpaid dividends accrued thereon from and including the immediately preceding Quarterly Dividend Payment Date (or the initial issue date in the case of the initial Quarterly Dividend Period) to but excluding such Quarterly Dividend Payment Date (computed on the basis of a 360-day year of twelve 30-day months). The date on which the Corporation initially issues a Series A Preferred Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Series A Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

(b) Additional Dividends. Subject to the second succeeding sentence, unless waived in writing by the Majority Holders, from and after the occurrence of an Event of Default, for so long as such Event of Default is continuing, Holders shall be entitled to receive, in addition to the Quarterly Dividends and Participating Dividends, if any, if, as and when declared by the Board of Directors or any duly authorized committee thereof, and the Board of Directors shall declare, cumulative dividends on the Stated Amount and all accrued and unpaid dividends, computed in the manner set forth in this Section 4(b) (the “Additional Dividends”), payable quarterly in arrears upon the same record and payment dates as the Quarterly Dividends as set forth in Section 4(a)(i). Additional Dividends shall be cumulative and shall accrue (whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment thereof), at 2.0% per annum, compounded on each Quarterly Dividend Payment Date on the sum of the Stated Amount, plus all accrued and unpaid dividends for all prior Quarterly Dividend Periods for each Series A Preferred Share. Unless waived in writing by the Majority Holders, the Additional Dividends will accrue (whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment thereof), (x) with respect to a Significant Event of Default, from the date of occurrence of such Significant Event of Default, and (y) with respect to all other Events of Default, from the date of delivery of a Notice of Default to the Holders by the Corporation or a notice of such other Event of Default from the Majority Holders to the Corporation (each such date, the “Additional Dividend Accrual Date”), in each case, until such time as such Significant Event of Default or other Event of Default, as the case may be, is no longer continuing. The amount of the Additional Dividend accrued on each Series A Preferred Share as of any Quarterly Dividend Payment Date will be the amount of any unpaid dividends accrued thereon pursuant to this Section 4(b) from and including the immediately preceding Quarterly Dividend Payment Date (or, from and after the Additional Dividend Accrual Date if such event occurred during the Quarterly Dividend Period and ending on the earlier of the date on which such Significant Event of Default or other Event of Default is no longer continuing and such Quarterly Dividend Payment Date) to but excluding the date of such Quarterly Dividend Payment Date (computed on the basis of a 360-day year of twelve 30-day months). Notwithstanding anything in this Section 4(b) to the contrary, any Additional Dividends that have accrued pursuant to this Section 4(b) shall be due and payable on the immediately succeeding Quarterly Dividend Payment Date (or upon any intervening Redemption Date or Repurchase Date, or upon a Liquidation Event, if any), regardless of whether such Event of Default is then continuing.

(c) Participating Dividends. From and after the occurrence of, or upon, a Trigger Event, if any, Holders shall be entitled to receive, in addition to the Quarterly Dividends and Additional Dividends, if any, if, as and when declared by the Board of Directors or any duly authorized committee thereof, participating dividends (if any) paid on outstanding shares of Common Stock equal, for each Series A Preferred Share, to the amount of such dividends as would be paid in connection with such dividend or other distribution on account of a number of shares of Common Stock equal to the Participation Amount Multiplier (“Participating Dividends”). Each Participating Dividend shall be paid on the day that the corresponding dividend on the outstanding shares of Common Stock is paid (the “Participating Dividend Payment Date”). The record date for payment of the Participating Dividends on the Series A Preferred Shares will be the record date for the payment of the corresponding dividend on the outstanding shares of Common Stock as fixed by the Board of Directors or any duly authorized committee thereof (or if no record date is set, as of the date on which such dividend or other distribution is declared) (the “Participating Dividend Record Date”). If Series A Preferred Shares remain outstanding following a No-Proceeds Fundamental Change or a Stock Fundamental Change, the right to receive Participating Dividends shall survive any such event and such right shall be appropriately adjusted to reflect participation in dividends or distributions on any equity securities into which the Common Stock had been converted as a result of such event.

(d) Payment of Dividends. (i) Dividends shall be declared and paid at the Corporation’s election either (x) in cash or (y) “in kind” in lieu of cash by issuing additional Series A Preferred Shares on the applicable Dividend Payment Date. For the avoidance of doubt, for purposes of calculating when dividends accrue with respect to such shares pursuant to Section 4(a), Series A Preferred Shares issued as a dividend “in kind” on Series A Preferred Shares are deemed issued on the Dividend Payment Date in respect of which such Series A Preferred Shares were issued as a dividend. Payments of dividends “in kind” shall be made in additional Series A Preferred Shares at the rate of 0.001 of a share of Series A Preferred Stock for each $1.00 of such dividend. All dividends paid in respect of Series A Preferred Shares shall be paid pro rata to the Holders entitled thereto. The Corporation shall not pay any dividend or make any other distribution on any Series A Preferred Share unless it declares a pro rata dividend or makes a pro rata distribution on all then outstanding Series A Preferred Shares.

(ii) Fractional shares of Series A Preferred Stock issued in payment of any dividend “in kind” on the Series A Preferred Shares shall be rounded to the nearest 0.00001 of a share, except to the extent otherwise required by applicable law. All Series A Preferred Shares that are issued as a dividend “in kind” in respect of the Series A Preferred Shares will, upon issuance, be duly authorized, validly issued, fully paid, nonassessable and free of all liens and charges, and not subject to any preemptive rights. Payment of a dividend in Series A Preferred Shares to a Holder shall be made by delivering a certificate or certificates evidencing such shares, which shall be dated as of the applicable Dividend Payment Date, to such Holder as soon as practicable after the applicable Dividend Payment Date at such Holder’s address as it appears in the books and records of the Corporation at the close of business on the Dividend Record Date for such Dividend Payment Date.

(e) Limitations on Dividends and other Distributions. The Corporation shall not set a record date with respect to, declare, pay or set aside any dividends or other distributions on Parity Shares or Junior Shares unless (in addition to the obtaining of any consents required elsewhere in these Restated Articles of Incorporation) full accrued Quarterly Dividends, Additional Dividends (if any) and Participating Dividends (if any) on all issued and outstanding Series A Preferred Shares have been declared and paid.

(f) Reservation of Series A Preferred Shares. The Corporation shall at all times take all such actions as may be necessary to ensure that the Corporation has a sufficient number of authorized shares of Series A Preferred Stock available from time to time to issue additional Series A Preferred Shares as a dividend “in kind” on the then outstanding Series A Preferred Shares for each Dividend Payment Date preceding the Mandatory Redemption Date.

Section 5. Liquidation.

(a) Payments to Holders of Series A Preferred Stock. Upon the occurrence of any Liquidation Event, each Holder shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders and before any distribution or payment is made or set aside for the holders of any Junior Shares, with respect to each Series A Preferred Share, an amount in cash equal to the sum of (i) the Stated Amount, (ii) all accrued and unpaid dividends, whether or not declared, as of the date of the Liquidation Event, and (iii) from and after the occurrence of, or upon, a Trigger Event, if any, the Participation Amount as of the date of the Liquidation Event (for each Series A Preferred Share, the sum of clauses (i) through (iii), the “Series A Preferred Liquidation Amount”). For the avoidance of doubt, upon the occurrence of a Liquidation Event, after a Holder of Series A Preferred Stock has received the Series A Preferred Liquidation Amount with respect to each Series A Preferred Share held by such Holder, no other amounts shall be payable to such Holder solely on account of its ownership of the Series A Preferred Shares.

(b) Partial Payment. In the event the assets of the Corporation available for distribution to shareholders upon any Liquidation Event shall be insufficient to pay in full the Series A Preferred Liquidation Amount (and the corresponding amounts payable on Parity Shares, if any), Holders (and the holders of such Parity Shares, if any) shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) Distribution of Remaining Assets. Upon the occurrence of any Liquidation Event, if the aggregate Series A Preferred Liquidation Amount and aggregate liquidation distributions to which all holders of any Parity Shares are entitled have been paid, the holders of Junior Shares shall be entitled to receive the remaining assets, if any, of the Corporation available according to their respective rights and preferences and, in the case of distributions to holders of the Common Stock, pro rata based on the number of shares of Common Stock held by each such shareholder.

(d) Consolidation, Merger and Sale of Assets Not Liquidation. For purposes of this Section 5, the Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business shall not be deemed a Liquidation Event. For the avoidance of doubt, this Section 5(d) shall not restrict any Holders’ rights, or the Corporation’s obligations, under Section 6 or Section 7, as the case may be, upon a Fundamental Change.

Section 6. Redemptions.

(a) Mandatory Redemption. (i) On the Mandatory Redemption Date, the Corporation shall redeem all but not less than all of the outstanding Series A Preferred Shares and pay to the Holders thereof for each Series A Preferred Share an amount in cash equal to the Series A Preferred Liquidation Amount. The Corporation shall pay the redemption amounts provided for in this Section 6(a) to the Holders in cash on the Mandatory Redemption Date; provided, that, from and after the occurrence of, or upon, a Trigger Event, if any, so long as (x) the Common Stock will, immediately following the Mandatory Redemption Date, continue to be traded on NASDAQ or other national securities exchange on which the Common Stock is traded immediately prior to the Mandatory Redemption Date and (y) the Trading Price of the Common Stock on the Mandatory Redemption Date is higher than the last Closing Price of the Common Stock on NASDAQ (or other national securities exchange) immediately prior to the Exchange Effective Date, the Corporation may, at its election (to be made in whole and not in part with respect to each such Holder) pay the portion of the Series A Preferred Liquidation Amount arising under clause (iii) of Section 5(a) by issuing to such Holder, in lieu of a cash payment and in respect of any Series A Preferred Shares, the number of Freely Tradable shares of Common Stock obtained by dividing the portion of the Series A Preferred Liquidation Amount attributable to the Participation Amount by the Trading Price (it being understood that such Trading Price is the same Trading Price as that used to determine the Participation Amount).

(ii) If the Corporation does not pay the Series A Preferred Liquidation Amount to any Holder on the Mandatory Redemption Date, from the Mandatory Redemption Date until the Payment Date, the Corporation may not, at any time, (A) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Junior Shares (subject to the exceptions set forth in Section 9(d)(iii)), or (B) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Parity Shares.

(b) Optional Redemption by the Corporation. (i) Subject to Section 6(c)(i), the Corporation shall have the right at any time from and after the Optional Redemption Exercise Date to redeem all but not less than all of the outstanding Series A Preferred Shares at a price per share equal to the Optional Redemption Price (an “Optional Redemption”); provided, that, the foregoing right to redeem the Series A Preferred Shares will be suspended during the period from the announcement of a Fundamental Change until the later of (x) the occurrence, or announcement of cancellation, of such Fundamental Change and (y) the expiration of the Offer Period with respect to such Fundamental Change resulting in the suspension of the Corporation’s right to redeem the Series A Preferred Shares. For the avoidance of doubt, upon the occurrence of an Optional Redemption, after a Holder of Series A Preferred Stock has received the Optional Redemption Price with respect to each Series A Preferred Share held by such Holder, no other amounts shall be payable to such Holder of the Series A Preferred Shares which have been redeemed solely on account of its ownership of the Series A Preferred Shares.

(ii) On the Optional Redemption Date, if any, the Corporation shall redeem all but not less than all of the outstanding Series A Preferred Shares and pay to the Holders thereof for each Series A Preferred Share an amount in cash equal to the Optional Redemption Price. The Corporation shall pay such Optional Redemption Price to the Holders in cash on the

Optional Redemption Date; provided, that, from and after the occurrence of, or upon, a Trigger Event, if any, so long as (a) the Common Stock will, immediately following the Optional Redemption Date, continue to be traded on NASDAQ or other national securities exchange on which the Common Stock is traded immediately prior to the Optional Redemption Date and (b) the Trading Price of the Common Stock on the Optional Redemption Date is higher than the last Closing Price of the Common Stock on NASDAQ (or other national securities exchange) immediately prior to the Exchange Effective Date, the Corporation may, at its election (to be made in whole and not in part with respect to each such Holder) pay the portion of the Optional Redemption Price arising under clause (iii) of the definition thereof by issuing to such Holder, in lieu of a cash payment and in respect of any Series A Preferred Shares, the number of Freely Tradable shares of Common Stock obtained by dividing the portion of the Optional Redemption Price attributable to the Participation Amount by the Trading Price (it being understood that such Trading Price is the same Trading Price as that used to determine the Participation Amount). Notwithstanding anything herein to the contrary, for purposes of an Optional Redemption, “Freely Tradable” shares must also be immediately tradable under the Corporation’s then applicable insider trading policy.

(c) Mechanics of Redemption. (i) The Corporation shall deliver a notice of redemption (a “Redemption Notice”) not less than 14 days nor more than 60 days prior to any (x) Mandatory Redemption Date or Optional Redemption Date, (y) date of Cash Fundamental Change pursuant to Section 7(a)(iii) or (z) date of Stock Fundamental Change (in which the Corporation has elected to redeem all, but not less than all, remaining Series A Preferred Shares in accordance with Section 7(a)(ii)(y); provided, that in the case of this clause (z), the minimum and maximum notice periods required shall be the same as those required in connection with delivery of a Repurchase Notice pursuant to Section 7(d)) (each a “Redemption Date”), addressed to the Holders of record as they appear in the books and records of the Corporation as of the date of such Redemption Notice. Any Optional Redemption Date shall occur after the Optional Redemption Exercise Date and, (A), if the Corporation fails to obtain the Shareholder Approval at the Shareholder Meeting, no fewer than five Business Days prior to the end of the applicable window trading period and (B) if the Corporation obtains the Shareholder Approval at the Shareholder Meeting, either (i) no fewer than five Business Days prior to the end of the applicable window trading period or (ii) within three Business Days of a refinancing of indebtedness under the First Lien Credit Agreement or Modified Second Lien Credit Agreement. Each Redemption Notice shall state the following: (A) (I) in the case of a Mandatory Redemption, the Mandatory Redemption Date; (II) in the case of an Optional Redemption, the expected Optional Redemption Date, which may be subject to completion of a financing or other transaction; and (III) in all other cases, the expected Redemption Date; (B) the Series A Liquidation Amount, Optional Redemption Price or Fundamental Change Price, as the case may be (each, as applicable, a “Redemption Amount”), as of the scheduled Redemption Date (it being understood that the actual Redemption Amount will be calculated as of the Redemption Date); (C) the name of the redemption agent to whom, and the address of the place to where, the Series A Preferred Shares are to be surrendered for payment of the Redemption Amount; and (D) the Corporation’s election as to the form of payment of the Participation Amount, if applicable.

(ii) Unless waived in writing by the Majority Holders, on or prior to the Mandatory Redemption Date, Optional Redemption Date or upon the occurrence of a Cash Fundamental Change or Stock Fundamental Change (in which the Corporation has elected to redeem all, but not less than all, remaining Series A Preferred Shares in accordance with Section 7(a)(ii)(y)), as applicable, the Corporation shall deposit with a redemption agent in trust, upon delivery of the Corporation’s Redemption Notice, funds consisting of cash or cash equivalents sufficient to pay the applicable Redemption Amount on the Redemption Date. The redemption agent must be a bank or trust company in good standing, organized under the laws of the United

States of America or any jurisdiction thereof. The deposit in trust with the redemption agent shall be irrevocable as of the Redemption Date (such date, the “Irrevocable Date”), except that the Corporation shall be entitled to receive from the redemption agent (A) the applicable Redemption Amount with respect to Series A Preferred Shares that are no longer to be redeemed for any reason and (B) the interest or other earnings, if any, earned on any such deposit. The Holders of the shares redeemed shall have no claim to such interest or other earnings, and any funds so deposited with the redemption agent and unclaimed by the Holders of the Series A Preferred Shares entitled thereto at the expiration of one year from the Redemption Date as the case may be, shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the Series A Preferred Shares entitled to the funds so returned to the Corporation shall look only to the Corporation for such payment, without interest. Notwithstanding the deposit of such funds, the Corporation shall remain liable for the payment of the applicable Redemption Amount to the extent such Redemption Amount is not paid as provided herein.

(iii) The redemption agent on behalf of the Corporation shall pay the Holders their applicable Redemption Amount on the Redemption Date upon surrender of the certificates representing the Series A Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and letters of transmittal and instructions therefor on reasonable terms are included in the Redemption Notice); provided, that if such certificates are lost, stolen or destroyed, the Corporation may require such Holder to indemnify the Corporation, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Amount.

Section 7. Fundamental Change.

(a) Upon the occurrence of a Fundamental Change, the Corporation (or its successor) shall take the following actions, as the case may be:

(i) if such Fundamental Change is a No-Proceeds Fundamental Change, the Corporation shall make an offer to repurchase, at the option and election of the Holder thereof, any and all of the outstanding Series A Preferred Shares at a price per share equal to the Fundamental Change Price;

(ii) if such Fundamental Change is a Stock Fundamental Change, (x) the Corporation shall make an offer to repurchase, at the option and election of the Holder thereof, any and all of the outstanding Series A Preferred Shares at a price per share equal to the Fundamental Change Price and (y) the Corporation shall have the right to redeem all, but not less than all, remaining Series A Preferred Shares at a per share price equal to the Fundamental Change Price, contemporaneously with the consummation of such Fundamental Change (the mechanics of such redemption contemplated in this clause (y), which shall not be deemed an “Optional Redemption,” shall be as set forth in Section 6(c), except with regards to the Fundamental Change Price and the minimum and maximum notice periods that would be required (which, for the avoidance of doubt, shall be the same as those required in connection with delivery of a Repurchase Notice pursuant to Section 7(d)); and

(iii) if such Fundamental Change is a Cash Fundamental Change, the Corporation shall redeem all but not less than all of the outstanding Series A Preferred Shares at a price per share equal to the Fundamental Change Price (for the avoidance of doubt, the mechanics of a redemption pursuant to this clause (iii), other than with regards to the Fundamental Change Price, shall be as set forth in Section 6(c)).

The term “Repurchase Offer” means any offers to repurchase Series A Preferred Shares made by the Corporation pursuant to Section 7(a)(i) or 7(a)(ii)(x).

(b) The “Fundamental Change Price” for each Series A Preferred Share, as of any date, shall be calculated as the sum of (i) the Stated Amount multiplied by the Early Redemption Multiplier as of such date, (ii) all accrued and unpaid dividends, whether or not declared, as of the date of the Fundamental Change and (iii) from and after the occurrence of, or upon, a Trigger Event, if any, the Participation Amount as of the date of the Fundamental Change. For the avoidance of doubt, upon the occurrence of a Fundamental Change, after a Holder of Series A Preferred Shares has received the Fundamental Change Price with respect to each Series A Preferred Share held by such Holder, no other amounts shall be payable to such Holder which have been redeemed or repurchased solely on account of its ownership of the Series A Preferred Shares.

(c) The Corporation shall pay the Fundamental Change Price to the Holders in cash; provided, that, from and after the occurrence of, or upon, a Trigger Event, if any, so long as (i) the Common Stock will, immediately following such Fundamental Change, continue to be traded on NASDAQ or other national securities exchange on which the Common Stock is traded immediately prior to such Fundamental Change and (ii) the Trading Price of the Common Stock upon the occurrence of the Fundamental Change is higher than the last Closing Price of the Common Stock on NASDAQ (or other national securities exchange) immediately prior to the Exchange Effective Date, the Corporation may, at its election (to be made in whole and not in part with respect to each such Holder) pay the portion of the Fundamental Change Price arising under clause (iii) of the definition thereof by issuing to such Holder, in lieu of a cash payment and in respect of any Series A Preferred Shares, the number of Freely Tradable shares of Common Stock obtained by dividing the portion of the Fundamental Change Price attributable to the Participation Amount by the Trading Price (it being understood that such Trading Price is the same Trading Price as that used to determine the Participation Amount).

(d) Mechanics of Repurchase. (i) As soon as practicable (but in any event, within five (5) Business Days) after the announcement of a transaction or execution of an agreement that could result in, a No-Proceeds Fundamental Change or Stock Fundamental Change, as the case may be, the Corporation shall commence the Repurchase Offer by delivering a notice (the “Repurchase Notice”), addressed to the Holders of record of the Series A Preferred Stock as they appear in the books and records of the Corporation as of the date that such Repurchase Notice is first sent to the Holders. For the avoidance of doubt, in the circumstances arising under Section 7(a)(ii)(y), the Corporation may elect to send to Holders a joint Redemption Notice and Repurchase Notice. The “Repurchase Date” shall be (x) in the case of a Stock Fundamental Change, the date on which such Stock Fundamental Change occurs, but in any event, prior to or simultaneously with any corresponding payments, if any, made with respect to Common Stock and (y) in the case of a No-Proceeds Fundamental Change, a date no later than 37 days following the date of such No-Proceeds Fundamental Change having occurred (including, for these purposes, the filing of a Schedule 13D pursuant to the Exchange Act), provided, that in any event, the Repurchase Date shall occur following the expiration of the applicable Offer Period.

(ii) Each Repurchase Notice shall be in writing and must state: (A) that the Fundamental Change Offer may be accepted (subject to the occurrence of the Fundamental Change) by delivery of a written notice specifying the number of Series A Preferred Shares to be repurchased prior to the expiration of the Offer Period (including a description of such Offer Period); (B) the expected Fundamental Change Price as of the expected Repurchase Date (it being understood that the actual Fundamental Change Price will be calculated as of the actual Repurchase Date); (C) the name of the paying agent to whom, and the address of the place to where, the Series A Preferred Shares are to be surrendered for payment of the Fundamental Change Price; (D) that any Series A Preferred Shares not tendered for payment shall continue to be outstanding and holders thereof shall remain entitled to, among other things, the payment of dividends thereon (except if repurchased at the Corporation’s election as set forth in Section 7(a)(ii)); (E) that any dividends otherwise scheduled to accrue on the Series A Preferred Shares to be redeemed will cease to accrue upon payment of the Fundamental Change Price; and (F) the circumstances and material facts regarding such Fundamental Change, including the actual or expected date of the Fundamental Change and, to the extent known, the Repurchase Date.

(iii) The Corporation shall be obligated to repurchase, on the Repurchase Date, the aggregate number of Series A Preferred Shares so requested in writing by Holders thereof prior to the expiration of the Offer Period at a price per share equal to the Fundamental Change Price. In the event fewer than all the Series A Preferred Shares represented by any certificate are to be repurchased, the Corporation shall promptly issue to the applicable Holder a new certificate representing the unrepurchased Series A Preferred Shares without cost to the Holder.

(e) Notwithstanding this Section 7, the Fundamental Change Offer shall be subject to, and be made in compliance with, all applicable federal and state securities laws, including any applicable time periods. The Corporation shall notify the Holders of the results of the Repurchase Offers on or as soon as practicable after the Repurchase Date.

Section 8. Provisions Applicable to Redemptions and Repurchases Generally. The following provisions apply with respect to certain redemptions and repurchases of Series A Preferred Shares pursuant to Section 6 or Section 7, as applicable, as set forth below:

(a) without limiting any other rights and remedies in this Certificate (including, without limitation, Holders’ rights upon an Event of Noncompliance pursuant to Section 9(b)), if the funds of the Corporation legally available under applicable law for redemption or repurchase of Series A Preferred Shares on any Redemption Date or Repurchase Date, as the case may be, are insufficient to redeem or repurchase the total number of Series A Preferred Shares to be redeemed or repurchased on such date pursuant to Section 6 or Section 7, as applicable, (i) those funds which are legally available under applicable law shall be used to redeem or repurchase the maximum possible number of Series A Preferred Shares (including fractional shares) ratably among the Holders to be redeemed or repurchased based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Shares to be redeemed or repurchased if the legally available funds under applicable law were sufficient to redeem all Series A Preferred Shares to be redeemed, (ii) the Corporation shall take all actions required or permitted under applicable law to permit the redemption or repurchase of the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with applicable law, to make funds legally available under applicable law for such redemption and (iii) shall redeem the remaining Series A Preferred Shares, or portions thereof, to have been redeemed as soon as practicable after the Corporation has funds legally available under applicable law;

(b) no Series A Preferred Share shall accrue any dividends after the date that such Holder receives the Redemption Amount or Fundamental Change Price required pursuant to Section 6 or Section 7 (such date, the “Payment Date”), as applicable; and

(c) any Series A Preferred Shares which are redeemed or repurchased or otherwise acquired by the Corporation in accordance with Section 6 or Section 7 shall be cancelled and shall not be reissued, sold or transferred and, as of the Payment Date, all rights of the holders of Series A Preferred Shares redeemed or repurchased by the Corporation shall cease and such Series A Preferred Shares shall no longer be deemed to be outstanding for any purposes; and

(d) if a Trigger Event has occurred and if the Corporation has determined to pay the Participation Amount in connection with a redemption or repurchase of Series A Preferred Shares in accordance with Section 6 or Section 7, as the case may be, in shares of Freely Tradable Common Stock (in lieu of cash), the Corporation shall issue to each Holder one or more stock certificates representing such number of shares of Freely Tradable Common Stock to which such Holder is entitled, free of all liens and charges, and not subject to any preemptive rights.

Section 9. Voting Rights.

(a) General. Except as expressly provided in these Restated Articles of Incorporation (including Section 9(b), (c), (d) and (e)) and as otherwise required by applicable law, the Series A Preferred Stock shall not have any voting rights with respect to any matters presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting).

(b) Special Voting Rights. (i) While any Event of Noncompliance is continuing, the Series A Preferred Shares shall have, and the Holders thereof shall be entitled to, a special right, voting separately as a single class (with each Series A Preferred Share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s capital stock, to elect the Additional Directors, to remove any Additional Directors and to fill any vacancies in directorships to be filled by the Additional Directors (such rights the “Special Voting Right”). The Special Voting Right may be exercised (A) at a special meeting of the Holders called pursuant to Section 9(b)(ii), (B) at any annual or other special meeting of the Corporation’s shareholders or (C) to the extent and in the manner permitted by applicable law, pursuant to a written consent of the Holders in lieu of a shareholders meeting. The Special Voting Right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such Special Voting Right shall terminate subject to revesting upon the occurrence and continuation of any subsequent Event of Noncompliance which gives rise to such Special Voting Right hereunder.

(ii) At any time when such Special Voting Right has vested in the Holders, a proper officer of the Corporation shall, upon the written request of Holders of at least 25% of the Series A Preferred Shares then outstanding, addressed to the secretary of the Corporation, call a special meeting of the Holders for the purpose of electing the Additional Directors pursuant to this Section 9(b). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by such requesting Holders. If such meeting has not been called by a proper officer of the Corporation within ten (10) days after written request to the secretary of the Corporation and/or scheduled to be held within twenty (20) days after such written request to the secretary of the Corporation at its principal office, then the Holders of at least 25% of the Series A Preferred Stock then outstanding may designate in writing one such Holder to call such meeting at the expense of the Corporation, and such meeting may be called by such Holder so designated upon at least five (5) Business Days notice to the Holders and shall be held at the Corporation’s principal office, or at such other place designated by such requesting Holders. Any Holder of Series A Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of the Holders to be called pursuant to this Section 9(b)(ii).

(iii) At any meeting or at any adjournment thereof at which the Holders have the Special Voting Right, the presence, in person or by proxy, of the Majority Holders shall be required to constitute a quorum. At any such meeting where a quorum is present (or in connection with any written consent in lieu of a shareholders meeting), the vote of the Majority Holders shall be required to elect or remove any Additional Director and/or to select the number of applicable Additional Directors under the definition of Additional Directors. Notwithstanding any provision to the contrary, (A) for so long as Tinicum and its Affiliates collectively hold at least fifty percent (50%) of the Series A Preferred Shares issued to Tinicum on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto), Tinicum shall be entitled to designate one of the Additional Directors, and (B) in (but only in) the circumstances that the Majority Holders choose to appoint four or three Additional Directors in accordance with clause (i) or (ii) of the definition of Additional Directors, and for so long as Sagard and its Affiliates collectively hold at least fifty percent (50%) of the Series A Preferred Shares issued to Sagard on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto), Sagard shall be entitled to designate one of the Additional Directors.

(iv) Any Additional Director so elected by the Holders (A) shall continue to serve as a director until the expiration of the earlier of (x) the date on which there is no longer any Event of Noncompliance in existence or (y) the date on which the Additional Director’s successor has been duly elected and qualified in accordance with this Section 9(b) and (B) may not be removed other than by vote of the Majority Holders. Following the date on which no Event of Noncompliance is continuing, the number of directors constituting the Board of Directors shall decrease to such number as constituted the whole Board of Directors immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the Special Voting Right.

(v) While any Event of Noncompliance is continuing, each Holder shall also have any other rights which such Holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

(c) Administrative Committee. (i) For so long as any Series A Preferred Shares remain outstanding and one or more of the Initial Holders collectively hold at least 25% of the Series A Preferred Shares issued on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto), the Board of Directors shall maintain an Administrative Committee comprised of up to five (5) members of the Board of Directors (subject to Section 9(c)(ii)(B) below). The Administrative Committee shall (A) work actively with the Chief Executive Officer of the Corporation to provide strategic planning recommendations to the entire Board of Directors for review and consideration, (B) work actively with the Chief Executive Officer of the Corporation to provide annual budget recommendations to the entire Board of Directors for review and consideration and (C) be granted the authority to approve any change in executive management appointments. The Administrative Committee shall initially be composed of (x) the Chief Executive Officer of the Corporation, (y) up to three members (subject to Section 9(c)(ii)(B) below) designated by Initial Holders owning a majority of the Series A Preferred Shares (the “Majority Initial Holders”), determined as set forth below based on the then outstanding Series A Preferred Shares held by the Initial Holders as a percentage of the Series A Preferred Shares issued on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto) (subject to Section 9(c)(ii) and 9(c)(iii)), and (z) one additional member of the Board of Directors designated by the Board of Directors.

Aggregate Ownership Percentage of Initial Holders of Series A Preferred Stock Initially Issued in the Exchange Together With Series A Preferred Stock Issued As “In Kind” Dividends With Respect Thereto	Number of Members on Administrative Committee
At least 50%	Three

At least 25% but less than 50%	Two

Less than 25%	One

(ii) Members of the Administrative Committee described in clause (y) of Section 9(c)(i) above shall be designated by the Majority Initial Holders, subject to the following:

(A) for so long as (x) Sagard and its Affiliates collectively hold at least fifty percent (50%) of the Series A Preferred Shares issued to Sagard on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto), (y) Sagard has the right to designate a director to the Board of Directors pursuant to any agreement with the Corporation and (z) the Initial Holders collectively hold at least 25% of the aggregate number of Series A Preferred Shares issued by the Corporation on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto), then Sagard shall be entitled to designate one such member of the Administrative Committee; and

(B) for so long as (x) Tinicum and its Affiliates collectively hold at least fifty percent (50%) of the Series A Preferred Shares issued to Tinicum on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto) and (y) Tinicum has the right to designate a non-voting board observer pursuant to any agreement with the Corporation, then Tinicum shall have the right to designate one person to attend the meetings of the Administrative Committee as a non-voting observer; provided, that, notwithstanding any provision to the contrary, if Tinicum has the right to designate an Additional Director to the Board as set forth in Section 9(b)(iii), in lieu of being entitled to designate a non-voting observer to the Administrative Committee, Tinicum shall instead be entitled to designate one additional member to the Administrative Committee, and the size of the Administrative Committee shall automatically be increased by one member.

(iii) Notwithstanding any provision herein to the contrary, none of OEP, Sagard or Tinicum shall be permitted to designate a number of members to the Administrative Committee greater than the number of directors such Person may designate to the Board of Directors under any agreement with the Corporation.

(d) Majority Consent Rights. At any time when any Series A Preferred Shares are outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by applicable law or these Restated Articles of Incorporation) the written consent or affirmative vote of the Majority Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i) issue any Series A Preferred Shares other than the Series A Preferred Shares issued on the Exchange Effective Date (other than dividends paid “in kind” in accordance with this Certificate);

(ii) create (by reclassification or otherwise) or issue shares of any class or series of capital stock not in existence as of the Exchange Effective Date;

(iii) declare, pay or set aside any dividend on, or make any other distribution on, or repurchase or redeem (or permit any Subsidiary to repurchase or redeem), any shares of capital stock or equity securities of the Corporation other than (A) redemptions or repurchases of or dividends or distributions on the Series A Preferred Shares as expressly authorized herein, (B) redemptions, repurchases or acquisitions for value, of capital stock from, employees, officers, or directors of the Corporation or any Subsidiary in connection with or following a termination of such Person’s employment or service (whether by reason of death, disability, retirement or otherwise) so long as such redemptions, repurchases and acquisitions are approved by the Board of Directors, (C) upon the exercise of options and warrants through net share settlement under benefit plans or warrants existing on the Exchange Effective Date or subsequently approved by the Board of Directors or (D) to satisfy withholding tax obligations with respect to the vesting of restricted stock or restricted stock unit awards or upon the exercise of stock options;

(iv) create, directly or indirectly, any liabilities with respect to any Indebtedness, or permit any Subsidiary to do any of the foregoing except as permitted under the Existing Second Lien Credit Agreement; provided, that neither the Corporation nor any of its Subsidiaries shall be permitted to incur any of the following: (A) Indebtedness that is convertible or exchangeable into capital stock of the Corporation, (B) unsecured Indebtedness to the extent permitted pursuant to Section 6.1(n) of the Existing Second Lien Credit Agreement or (C) any extension, renewal or replacement (including by way of modification or amendment) of the First Lien Credit Agreement (as in effect in the Exchange Date, as amended or modified with the consent of the Majority Holders) or Existing Second Lien Credit Agreement or Modified Second Lien Credit Agreement unless such extension involves only an extension of the maturity date of the loans thereunder on such terms as exist at the Exchange Effective Date (and no other modification of the terms thereof) and expressly permits any intervening redemption pursuant to Section 6(a) and any repurchase or redemption upon a Fundamental Change of the Series A Preferred Shares pursuant to Section 6 or Section 7, as the case may be, and the corresponding cash payments in connection with such redemptions or repurchases, in which case no such consent shall be required; and

(v) increase the number of directors constituting the Board of Directors, other than in connection with an increase to permit the addition of the Additional Directors as expressly provided for herein.

(e) Special Consent Rights. At any time when any Series A Preferred Shares are outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by applicable law or these Restated Articles of Incorporation) both (x) the written consent or affirmative vote of the Majority Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class and (y) the affirmative vote of each of the Initial Holders if any, who together with their respective Affiliates, then still hold at least fifty percent (50%) of the Series A Preferred Shares issued to such Initial Holder on the Exchange Effective Date (plus the amount of any dividends paid “in kind” with respect thereto):

(i) alter or change any rights, preferences or privileges of the Series A Preferred Stock;

(ii) amend, alter or repeal any provision of these Restated Articles of Incorporation or Bylaws of the Corporation in a manner materially and disproportionately adverse to the Holders; or

(iii) increase or decrease the authorized number of Series A Preferred Shares.

Section 10. Anti-Dilution Adjustments.

(a) Changes in Common Stock. In the event that at any time and from time to time the Corporation shall (i) pay a dividend or make a distribution on the Common Stock in shares of Common Stock or other shares of capital stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iv) increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then the Participation Amount Multiplier immediately after the happening of such event shall be proportionately adjusted as if the Participation Amount Multiplier was an outstanding amount of shares of Common Stock immediately prior to the happening of the events described above (or, in the case of a dividend or distribution of Common Stock, immediately prior to the record date therefor). An adjustment made pursuant to this Section 10 shall become effective immediately after the distribution date, retroactive to the record date therefore in the case of a dividend or distribution in shares of Common Stock or other shares of capital stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Issuance of Rights. In the event that at any time or from time to time the Corporation shall issue to all holders of Common Stock rights to acquire Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share that is less than the Fair Market Value per share of Common Stock in effect immediately prior to such issuance, the Participation Amount Multiplier immediately after such issuance shall be determined by multiplying the Participation Amount Multiplier immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of additional shares of Common Stock with respect to which such rights for subscription or purchase have been exercised, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the total number of shares of Common Stock which the aggregate consideration expected to be received by the Corporation upon the exercise of such rights (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a board resolution which will be sent to Holders upon request) would purchase at the Fair Market Value per share of Common Stock as of the record date. Such adjustment shall be made, and shall only become effective, when shares of Common Stock are subscribed for or purchased in accordance with such rights, retroactive to the record date when such rights are issued. No adjustment shall be made pursuant to this Section 10(b) which shall have the effect of decreasing the Participation Amount Multiplier.

(c) Minimum Adjustment. The adjustments required by Section 10(a) and/or 10(b) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Participation Amount Multiplier that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.5% the Participation Amount Multiplier immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 10 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing adjustments under this Section 10, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

Section 11. Consolidations and Mergers. If the Corporation enters into any transaction of merger or consolidation, and (i) the Corporation is not the surviving entity following such event and (ii) one or more Series A Preferred Shares have not been redeemed or repurchased as of, or immediately following, such event, then (x) each remaining Series A Preferred Share shall be canceled and extinguished and automatically converted into the right to receive one fully paid and nonassessable share of a newly-designated series of Preferred Stock (the “New Preferred Stock”) of the surviving entity having in respect of such successor the same powers, designations, preferences, rights and the qualifications, limitations or restrictions (to the fullest extent practicable) thereon, that the Series A Preferred Share had immediately prior to such transaction and (y) the Corporation shall deliver to the Holders a certificate executed by two senior officers of the Corporation stating that such transaction complies herewith.

Section 12. Miscellaneous.

(a) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Shares. Upon the surrender of any certificate representing Series A Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Shares represented by the surrendered certificate.

(b) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares or in the case of any such mutilation upon surrender of such original certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date of issuance.

(c) Notices.

(i) Notices Generally. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any Holder, at such Holder’s address as it appears in the books and records of the Corporation (unless otherwise indicated by any such holder in writing), and copy of which shall be contemporaneously provided to such other Persons as may be identified in writing by the Holder (and in the case of the Initial Holders, to such Persons identified, with respect to each Initial Holder, in the Exchange Agreement) (unless otherwise indicated by any such Holder in writing).

(ii) Notice of Adjustment. Whenever the Participation Amount Multiplier is adjusted, as herein provided, the Corporation shall deliver to the Holders a certificate of its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the then fair value of any subscription or purchase rights and (ii) the Fair Market Value of the Common Stock was determined, if such determination was required) and specifying the Participation Amount Multiplier after giving effect to such adjustment. Notwithstanding the foregoing, if the Majority Holders object to the Participation Amount Multiplier (after giving effect to the proposed adjustment) set forth in the certificate provided by the Corporation’s Chief Financial Officer, the Corporation shall promptly obtain a certificate of a firm of independent accounts selected by the Board of Directors (who may, to the extent it would not compromise its “independence”, be the regular accountants employed by the Corporation) setting forth the same information and detail as required in the immediately preceding sentence, and such certificate shall be used for the basis to effect the applicable adjustment to the Participation Amount Multiplier.

(iii) Notice of Certain Transactions. In the event the Corporation shall propose to (a) distribute any dividend (other than ordinary cash dividends) or other distribution to all holders of its Common Stock or options, warrants or other rights to receive such dividend or distribution, (b) offer to all holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) effect any capital reorganization, reclassification, consolidation or merger, or (d) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the Corporation shall promptly send to the Holders a notice of such proposed action or offer at their addresses as they appear in the books and records of the Corporation, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and on the Participation Amount Multiplier after giving effect to any such adjustment pursuant to Section 10 which will be required as a result of such action. Such notice shall be given as promptly as possible and, in any case, at least fourteen (14) days prior to the date of the taking of such action, or participation therein, by the holders of Common Stock.

(iv) Notice of Default. The Corporation shall deliver to each Holder a certificate of an authorized officer of the Corporation (“Notice of Default”), (i) promptly (and in any event, within five (5) Business Days) upon any senior officer of the Corporation obtaining knowledge of any condition or event that constitutes a Fundamental Change or Event of Default, or that a notice has been given to the Corporation with respect thereto, and/or (ii) concurrently with the delivery of any notice of default as the Corporation may otherwise be required to deliver to any Person pursuant to Section 5.1(f) of the Existing Second Lien Credit Agreement or the Modified Second Lien Credit Agreement. The Notice of Default shall specify the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Significant Event of Default or Event of Default, default, event or condition.

(d) Tax Matters. (i) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of Series A Preferred Shares or shares of Common Stock issued on account of Series A Preferred Shares pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of securities in a name other than that in which the Series A Preferred Shares or shares of Common Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(ii) The Corporation and the Initial Holders agree to treat the modification of the terms of the Series A Preferred Stock pursuant to a Trigger Event as a non-taxable exchange and the Series A Preferred as equity for U.S. federal income tax purposes, and agree not to treat the Series A Preferred as “preferred stock” as defined in Treasury Regulation Section 1.305-5(a) following a Trigger Event.

(e) Amendment and Waiver. Subject to Sections 9(d) and 9(e), no amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate without the prior written consent of the Majority Holders at the time such action is taken.

(f) Sections. Unless otherwise indicated, references to “Sections” or “clauses” in this Certificate refer to the numbered sections and/or clauses contained herein.

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IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true as of this 18th day of August, 2009.

/s/ Thomas J. Vacchiano Jr.
Thomas J. Vacchiano Jr.
President and Chief Executive Officer